Exhibit 99.1
Contact: Don M. Gibson                    For Immediate Release
417-520-4333

GUARANTY FEDERAL BANCSHARES, INC.
ANNOUNCES A 14% INCREASE IN EARNINGS PER SHARE FOR
SIX MONTH ENDED DECEMBER 31, 2003

SPRINGFIELD, MO – (January 16, 2004) – Guaranty Federal Bancshares, Inc, (NASDAQ:GFED), the holding company for Guaranty Bank, today announced earnings for the second quarter ended December 31, 2003, were $0.33 per share, ($923,000) up from the $0.31 per share ($868,000) the Company earned during the same quarter in the prior year. This represents a 7% increase in quarterly earnings per share. Earnings for the six month period ending December 31, 2003 were $0.72 per share, ($2,000,000) up from the $0.63 per share, ($1,764,000) the Company earned during the same period in 2002. This represents a 14% increase in earnings per share when compared to the same period in the prior year.

In conjunction with the Company’s conversion of its subsidiary, Guaranty Bank, from a federal savings bank to a state chartered trust company on June 27, 2003, the accounting and tax years of the Company will change to a calendar year period beginning January 1, 2004. To transition from the fiscal year ended June 30, 2003 to the new fiscal year beginning on January 1, 2004, the Company will have a short fiscal year ended December 31, 2003 that will include the six months from July 1, 2003 to December 31, 2003.

The Company announced a plan to repurchase 300,000 shares of common stock on November 22, 2002. To date the Company has repurchased 58,806 shares of common stock under this plan at an average cost of $15.90 per share.

The discussion set forth above may contain forward-looking comments. Such comments are based upon the information currently available to management of the Company and management’s perception thereof as of the date of this release. When used in this release, words such as "anticipates," "estimates," "believes," "expects," and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Such statements are subject to risks and uncertainties. Actual results of the Company’s operations could materially differ from those forward-looking comments. The differences could be caused by a number of factors or combination of factors including, but not limited to: changes in demand for banking services; changes in portfolio composition; changes in management strategy; increased competition from both bank and non-bank companies; changes in the general level of interest rates; the effect of regulatory or government legislative changes; technology changes; fluctuation in inflation; and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time

Guaranty Federal Bancshares Inc.’s principal subsidiary corporation, Guaranty Bank, offers full banking services, is located in Springfield, Missouri, and has nine branches and 18 ATM locations located in Greene and Christian Counties. In addition Guaranty Bank is a member of the Privileged Status ATM network, which provides its customers surcharge free access to over 60 area ATM’s and over 1,000 ATM’s nationwide.

Financial Highlights:
	Quarter ended		Six Months ended
Operating Data:	31-Dec-03	31-Dec-02	31-Dec-03	31-Dec-02

(Dollar amounts are in thousands, except per share data)

Total interest income	$4,849	5,544	9,846	11,290
Total interest expense	2,165	2,966	4,491	6,086
Provision for loan losses	150	105	362	205

Net interest income after
provision for loan losses	2,534	2,473	4,993	4,999
Noninterest income	858	889	2,089	1,752
Noninterest expense	1,999	2,034	3,994	4,060

Income before income tax	1,393	1,328	3,088	2,691
Income tax expense	470	460	1,088	927

Net income	$923	868	2,000	1,764

Net income per share-basic	$0.33	$0.31	$0.72	$0.63

Net income per share-diluted	$0.32	$0.30	$0.69	$0.62

Annualized return on average assets	0.98%	0.93%	1.06%	0.94%
Annualized return on average equity	9.65%	9.52%	10.56%	9.70%
Net interest margin	3.02%	2.87%	2.99%	2.89%

		As of	As of
Financial Condition Data:		31-Dec-03	30-Jun-03

Cash and cash equivalents		$22,657	19,015
Investments		16,731	15,522
Loans, net of allowance for loan losses		332,930	336,838
12/31/2003 - $3,086; 6/30/2003 - $2,775
Other assets		15,239	18,776

Total Assets		$387,557	390,151

Deposits		$237,131	235,677
FHLB advances		108,837	114,619
Other liabilities		3,111	3,313

Total liabilities		$349,079	353,609
Stockholder's equity		38,478	36,542

Total liabilities and stockholder equity		$387,557	390,151

Book value per share		$13.80	13.14

Non performing assets		$749	513